China Green Agriculture, Inc. Reports First Quarter Fiscal Year 2012 Financial Results, Provides Second Quarter Fiscal Year 2012 Guidance and Raises Fiscal Year 2012’s Full Year Guidance

•	Q1 FY 2012 net sales increased 34.5% to $53.1 million, net income increased 37.8% to $10.7 million with EPS of $0.40

•	Company Provides the Second Quarter Fiscal Year 2012 Guidance: Revenue, Net Income and EPS of $40.9 million to $44.8 million, $6.9 million to $7.5 million, and $0.26 to $0.28 , respectively

•	Company Raises Fiscal Year 2012 Guidance: Revenue, Net Income and EPS of $211.8 million to $226.7 million, $37.9 million to $40.5 million, and $1.41 to $1.51, respectively

•	Management to Host Earnings Conference Call at 8:30 am EST, November 10, 2011

XI'AN, China, Nov. 10, 2011 /PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA) ("China Green Agriculture" or the "Company"), a producer and distributor of humic acid ("HA") based compound fertilizers, blended fertilizers, organic compound fertilizers, slow-release fertilizers, highly-concentrated water-soluble fertilizers and mixed organic-inorganic compound fertilizers and agricultural products, such as top-grade fruits, vegetables, flowers and colored seedlings through its wholly owned subsidiaries in China, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), Xi’an Jintai Agriculture Technology Development Company (“Jintai”) and Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd. (“Yuxing”), today announced the financial results for the quarter ended September 30, 2011, i.e., the first quarter of fiscal year 2012.

Financial Summary
First Quarter FY 2012 Results (USD)
(Three months ended September 30, 2011)

	Q1 FY2012	Q1 FY2011	CHANGE

Net Sales	$53.1 million	$39.5 million	+34.5%
Gross Profit	$18.9 million	$13.1 million	+43.9%
Net Income	$10.7 million	$7.8 million	+37.8%
EPS (Basic and Fully Diluted)	$0.40	$0.30	+33.0%
Basic Weighted Average Shares Outstanding	26.9 million	25.9 million	+3.6%
Fully Diluted Weighted Average Shares Outstanding	26.9 million	26.0 million	+3.2%

"We are pleased with our strong performance in the first quarter where we far exceeded the high end of our previously announced revenue and EPS guidance for the first quarter of fiscal year 2012 " said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture. " With the increasing demand in the fertilizer products and our ongoing commitment on the capacity expansion, we expect the net sales of $40.9 to $44.8 million, net income of $6.9 to $7.5 million, and EPS of $0.26 to $0.28 based on 26.9 million weighted average shares for the second quarter ended December 31, 2011. Our ten-year grown plan, executed by our people in a moderate manner and supported by our patient investors, will enable us to meet farmers’ increasing demands in our organic compound fertilizer products, enhance our strong position in the fertilizer industry and finally maximize our shareholders’ and employees’ profits.”

First Quarter of FY2012 Results of Operations

Our net sales for the quarter ended September 30, 2011 were $53.1million, an increase of $13.6 million, or 34.5%, from $39.5 million for the three months ended September 30, 2010, largely due to the strong sales of fertilizer products for each subsidiary during this period.
For the three months ended September 30, 2011, Jinong’s net sales increased $5.7 million, or 34.2%, to $22.2 million from $16.6 million for the three months ended September 30, 2010. This increase was mainly attributable to the sales of more humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and aggressive marketing.

For the three months ended September 30, 2011, Gufeng’s net sales increased $7.8 million, or 35.8%, to $29.6 million from $21.8 million for the three months ended September 30, 2010. For the three months ended September 30, 2011, Gufeng’s sales volume of fertilizer products decreased by 10,949 metric tons to 64,873 metric tons from 75,822 metric tons for the three months ended September 30 2010. The increase in Gufeng’s net sales was mainly due to higher selling price for the same product for the three months ended September 30, 2011 than the price for the three months ended September 30, 2010, and higher percentage of more expensive humic acid-based fertilizers in Gufeng’s product sales mix in the three months ended September 30, 2011 comparing to the corresponding period a year ago.

Jintai’s net sales, which include sales of agricultural products, increased by $0.09 million, or 8.0%, to $1.2 million for the three months ended September 30, 2011 from $1.1 million for the same period in 2010.

Yuxing achieved net sales of $0.05 million for the three months ended September 30, 2011. For the three months ended September 30, 2010, Yuxing segment had no revenues.

Total cost of goods sold for the three months ended September 30, 2011 were $34.2 million, an increase of $7.9 million, from $26.3 million for the three months ended September 30, 2010. This increase was mainly due to the production and sale of Gufeng’s products, which accounted for 73.9% of total cost of goods sold. The total cost of goods sold without including Gufeng’s cost of goods sold for the three months ended September 30, 2011 was $8.9 million, an increase of $1.5 million, or 19.9%, from the same period a year ago.

Cost of goods sold by Jinong for the three months ended September 30, 2011 were $8.1 million, an increase of $1.3 million, or 18.3%, from $6.9 million for the same period in 2010.  As a percentage of total net sales, cost of goods sold by Jinong accounted for approximately 15.3% and 17.4% for the three months ended September 30, 2011 and 2010, respectively. The increase in cost of goods sold was primarily attributable to the increase in raw materials and packaging materials as a result of our strong sales of fertilizer products.

Cost of goods sold by Gufeng for the three months ended September 30, 2011 were $25.3 million, an increase of $6.4 million, or 33.7%, from $18.9 million for the same period in 2010. As a percentage of total net sales, cost of goods sold by Gufeng accounted for approximately 47.6% and 47.9% for the three months ended September 30, 2011 and 2010.

Cost of goods sold by Jintai for the three months ended September 30, 2011 were $0.7 million, an increase of $0.2 million, or 27.1%, from $0.6 million for the same period in 2010.  As a percentage of total net sales, cost of goods sold by Jintai accounted for approximately 1.4% and 1.5% for the three months ended September 30, 2011 and 2010, respectively.

Cost of goods sold by Yuxing was $0.07 million for the three months ended September 30, 2011 as compared to $0 for the same period last year.

Gross profit for the three months ended September 30, 2011 increased by $5.8 million, or 43.9%, to $18.9 million as compared to $13.1 million for the three months ended September 30, 2010.  Gross profit margin was approximately 35.6% and 33.3% for the three months ended September 30, 2011 and 2010, respectively.

Our selling expenses consist primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $2.5 million, or 4.7%, of net sales for the three months ended September 30, 2011 as compared to $1.4 million, or 3.6%, of net sales for the three months ended September 30, 2010, an increase of $1.1 million, or 75.9%. The selling expenses of Gufeng were $0.9 million for the three months ended September 30, 2011 as compared to $0.5 million for the 2010 period.  The selling expenses of Jinong were $1.6 million for the three months ended September 30, 2011 as compared to $0.9 million for the 2010 period. The main reason for the increase in Jinong’s selling expenses was its expanded marketing efforts and the increase in shipping costs.

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses. General and administrative expenses were $3.1 million, or 5.9%, of net sales, for the three months ended September 30, 2011, as compared to $2.1 million, or 5.3%, of net sales, for the three months ended September 30, 2010, an increase of $1.0 million. The general and administrative expenses of Gufeng were $0.9 million for the three months ended September 30, 2011 as compared to $0.6 million for the three months ended September 30, 2010.  The increase was mainly attributed to the increased Gufeng’s intangible assets, which resulted in the increase in the amortization expense for the three months ended September 30, 2011.

Total operating expenses as a percentage of the total net sales for the first quarter of fiscal year 2012 was 10.6% compared to 8.9% for the same period of last year.

Operating income for the first quarter of fiscal year 2012 was $13.3 million, up 38.0% from $9.6 million in the first quarter of fiscal year 2011. Operating margin for the first quarter of fiscal year 2012 was 25.0%, compared to 24.4% in the same quarter of fiscal year 2011.
Net income for the three months ended September 30, 2011 was $10.7 million, an increase of $2.9 million, or 37.8%, compared $7.8 million for the three months ended September 30, 2010. The increase was attributable to the increase in gross profit. Net income as a percentage of total net sales was approximately 20.2% and 19.7% for the three months ended September 30, 2011 and 2010, respectively.

For the three month period ended September 30, 2011 diluted net income per share was $0.40 as compared to $0.30 for the same period in 2010, based on diluted weighted average shares outstanding of 26.9 million and 26.0 million, respectively.

Financial Condition

As of September 30, 2011, cash and cash equivalents were $71.3 million, an increase of $5.7 million or 8.7%, from $65.6 million as of June 30, 2011. The Company had $12.2 million in short-term loans as of September 30, 2011. Net accounts receivable stood at $24.1 million as of September 30, 2011as compared to $17.5 million for the same period in 2010. For the first quarter ended September 30, 2011, cash flow used in operating activities was $2.0 million.

Capital Expenditure

For the first quarter ended September 30, 2011, the capital expenditure stood at approximately $0.9 million.

The Second Quarter and Fiscal Year 2012 Guidances:

For the second quarter ended December 31, 2011, management expects net sales of $40.9 to $44.8 million, net income of $6.9 to $7.5 million, and EPS of $0.26 to $0.28 based on 26.9 million weighted average shares. For the fiscal year ended June 30, 2012, the Company raises the guidance: the management estimates the Company could achieve net sales of $211.8 million to $226.7 million, net income of $37.9 million to $40.5 million, and an EPS of $1.41 to $1.51 based on 26.8 million weighted average shares in view of the strong performance of the first fiscal quarter.  The 2012 fiscal year guidance provided previously included net sales of $209.6 million to $224.6 million, net income of $37.1 million to $38.0 million, and an EPS of $1.38 to $1.48 based on 26.8 million weighted average shares.

Conference Call

The Company will hold a conference call at 8:30 a.m. EST on Thursday, November 10, 2011. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's First Quarter Fiscal Year 2012 Financial Results" to join the call.

Event:	CGA First Quarter Fiscal Year 2012 Conference Call
Date:	November 10, 2011
Time:	8:30 a.m. EST
US Dial In:	1- 877-407-8033
Int'l Dial In:	1- 201-689-8033
Conference ID#:	382514

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

A playback will be available through November 24, 2011. To listen, please call 1- 877-660-6853 within the United States or 1- 201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 382514.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, Jinong,Gufeng, Jintai and Yuxing. Jinong produces and sells 147 different kinds of fertilizer products, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 22 provinces, four autonomous regions and three central-government-controlled municipalities in the PRC. Jinong had 677 distributors in China as of September 30, 2011. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products, and had 173 distributors in China for the first quarter fiscal year 2012. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

China Green Agriculture, Inc.
Ms. Jane Zuo (English and Chinese)
Investor Relations Manager
Tel: +86-135-2062-2512
Email: jane.zuo@cgagri.com